Exhibit 99.1

Tribune Media Company Reports Second Quarter 2019 Results

NEW YORK, August 9, 2019 — Tribune Media Company (NYSE: TRCO) (the “Company”) today reported its results for the three and six months ended June 30, 2019.

SECOND QUARTER 2019 FINANCIAL HIGHLIGHTS (compared to second quarter 2018)

•	Consolidated operating revenues decreased 1% to $484.0 million

•	Consolidated operating expenses increased to $410.8 million compared to $391.3 million for the second quarter of 2018 primarily due to higher network affiliate fees

•	Consolidated operating profit decreased to $73.3 million compared to $98.1 million for the second quarter of 2018

•	Consolidated Adjusted EBITDA decreased 16% to $135.4 million

•	Television and Entertainment advertising revenues fell 4% to $298.9 million

•	Core advertising revenues (which exclude political and digital revenues) increased 1% to $276.0 million

•	Net political advertising revenues were $3.0 million for the second quarter of 2019 compared to $20.7 million for the second quarter of 2018

•	Retransmission and carriage fee revenues increased 10% to $173.1 million

•	Cash distributions from TV Food Network were $28.4 million

“Tribune Media’s second quarter financial results were strong thanks to continued year-over-year growth in core advertising, digital advertising and retransmission revenues; all of which largely offset the anticipated decline in political advertising revenue during the quarter,” said Peter Kern, Tribune Media Company’s chief executive officer. “In addition to the revenue growth in these areas, we were able to keep a tight grip on our cost structure. As a result, total expenses, excluding the expected increase in network affiliate fees from the Fox renewal last year, were down on a year-over-year basis.

“Our second quarter results reflect the great work that continues to be done by our employees in advance of our pending transaction with Nexstar Media Group-we’re very proud of their tremendous dedication. We look forward to obtaining regulatory approval of the transaction soon and remain on track to close before the end of the third quarter.”

SECOND QUARTER AND YEAR-TO-DATE RESULTS

Consolidated

Consolidated operating revenues for the second quarter of 2019 were $484.0 million compared to $489.4 million in the second quarter of 2018, representing a decrease of $5.3 million, or 1%. The decrease was primarily driven by declines in political advertising revenues and other revenues, partially offset by an increase in retransmission revenues as well as higher core and digital advertising revenues.

For the six months ended June 30, 2019, consolidated operating revenues were $939.0 million compared to $933.0 million in the six months ended June 30, 2018, representing an increase of $6.0 million, or 1%.

Consolidated operating profit was $73.3 million for the second quarter of 2019 compared to $98.1 million for the second quarter of 2018, representing a decrease of $24.8 million, or 25%. The decrease was primarily due to an increase in programming expense and a decrease in operating revenues, partially offset by lower amortization expense. For the six months ended June 30, 2019, consolidated operating profit decreased $157.4 million, or 55%, to $128.0 million from $285.4 million in the six months ended June 30, 2018, largely due to the absence of a net pretax gain on the sales of spectrum of $133 million recorded in the first quarter of 2018 as well as an increase in programming expense.

Net income attributable to Tribune Media Company was $63.7 million in the second quarter of 2019 compared to $84.4 million in the second quarter of 2018. Diluted earnings per common share for the second quarter of 2019 was $0.71 compared to $0.96 for the second quarter of 2018. Adjusted diluted earnings per share (“Adjusted EPS”) for the second quarter of 2019 was $0.79 compared to $0.99 for the second quarter of 2018.

Net income attributable to Tribune Media Company was $176.9 million for the six months ended June 30, 2019 compared to $225.6 million for the six months ended June 30, 2018. For the six months ended June 30, 2019, diluted earnings per common share was $1.98 compared to $2.55 for the six months ended June 30, 2018. Adjusted EPS for the six months ended June 30, 2019 was $1.38 compared to $1.50 for the six months ended June 30, 2018. Both diluted earnings per common share and Adjusted EPS include a $1 million income tax benefit, or $0.01 per common share, for the six months ended June 30, 2019 and an income tax charge of $3 million, or $0.03 per common share, for the six months ended June 30, 2018.

Consolidated Adjusted EBITDA decreased to $135.4 million in the second quarter of 2019 from $160.8 million in the second quarter of 2018, representing a decrease of $25.4 million, or 16%. The decrease in consolidated Adjusted EBITDA was primarily attributable to higher programming expense at Television and Entertainment driven by higher network affiliate fees mainly due to the renewal of network affiliation agreements in eight markets with FOX Broadcasting Company during the third quarter of 2018. For the six months ended June 30, 2019, consolidated Adjusted EBITDA decreased $32.9 million, or 12%, to $247.9 million as compared to $280.7 million for the six months ended June 30, 2018.

Income on equity investments, net decreased $6.0 million, or 11%, to $46.5 million in the three months ended June 30, 2019 due to the absence of $10 million of equity income from CareerBuilder as a result of recognizing our share of the gain on the sale of one of its business operations in the second quarter of 2018, partially offset by higher equity income from TV Food Network. The Company recognized equity income from TV Food Network of $47.2 million and $42.7 million for the three months ended June 30, 2019 and June 30, 2018, respectively. Income on equity investment, net increased $0.5 million, or 1%, for the six months ended June 30, 2019.

Cash distributions from equity investments in the second quarter of 2019 were $28.4 million compared to $43.8 million in the second quarter of 2018, a decrease of $15.4 million, or 35%. Cash distributions from equity investments for the six months ended June 30, 2019 were $181.5 million compared to $158.9 million for the six months ended June 30, 2018, an increase of $22.5 million, or 14%. Cash distributions from TV Food Network increased 19%, or $28.6 million, in the six months ended June 30, 2019 due to stronger operating performance as well as timing as cash distributions in 2018 to cover our taxes on our share of partnership income were lower based on the reduction in rates from the Tax Cuts and Jobs Act enacted in late 2017. The three and six months ended June 30, 2018 included $6 million of distributions from CareerBuilder, of which $5 million related to the distribution of proceeds from the sale of one of its business operations.

Television and Entertainment

Revenues were $482.6 million in the second quarter of 2019 compared to $486.4 million in the second quarter of 2018, a decrease of $3.9 million, or 1%. The decrease was driven by a $17.6 million decrease in political advertising revenues and a $6.4 million, or 38%, decrease in other revenues, partially offset by a $15.2 million, or 13%, increase in retransmission revenues, a $2.2 million, or 1%, increase in core advertising revenues and a $2.9 million, or 17%, increase in digital advertising revenues.

Revenues for the six months ended June 30, 2019 were $936.0 million compared to $927.1 million for the six months ended June 30, 2018, an increase of $8.9 million, or 1%. The increase was driven by increases in retransmission revenues and core advertising and digital advertising revenues, partially offset by a $22.8 million decrease in political advertising revenues and a decrease in other revenues.

Television and Entertainment operating profit was $99.6 million for the second quarter of 2019 compared to $119.8 million for the second quarter of 2018, a decrease of $20.2 million, or 17%. The decrease was primarily due to a $22.4 million increase in programming expense and a decrease in operating revenues of $3.9 million, partially offset by a $6.7 million decrease in amortization expense as certain intangible assets were fully amortized at December 31, 2018. The increase in programming expense was primarily due to an increase in network affiliate fees mainly due to the renewal of network affiliation agreements in eight markets with FOX Broadcasting Company during the third quarter of 2018.

Television and Entertainment Adjusted EBITDA was $148.8 million for the second quarter of 2019 compared to $173.8 million in the second quarter of 2018, a decrease of $24.9 million, or 14%, primarily due to higher programming expense.

For the six months ended June 30, 2019, Television and Entertainment operating profit was $179.5 million compared to $331.6 million for the six months ended June 30, 2018, a decrease of $152.1 million, or 46%, largely due to the absence of a net pretax gain on the sales of spectrum of $133 million recorded in the first quarter of 2018 as well as a $41.6 million increase in programming expense, partially offset by an increase in operating revenues of $8.9 million and a $13.3 million decrease in amortization expense. Television and Entertainment Adjusted EBITDA was $275.6 million for the six months ended June 30, 2019 as compared to $308.9 million for the six months ended June 30, 2018, a decrease of $33.3 million, or 11%.

Television and Entertainment Broadcast Cash Flow was $133.4 million for the second quarter of 2019 compared to $160.1 million in the second quarter of 2018, a decrease of $26.6 million, or 17%. For the six months ended June 30, 2019, Television and Entertainment Broadcast Cash Flows was $241.3 million as compared to $276.6 million for the six months ended June 30, 2018, a decrease of $35.3 million, or 13%.

Corporate and Other

Real estate revenues for the second quarter of 2019 were $1.5 million compared to $2.9 million for the second quarter of 2018, representing a decrease of $1.5 million, or 50%, primarily due to the loss of revenues from real estate properties sold during 2018. Real estate revenues for the six months ended June 30, 2019 were $3.0 million compared to $5.9 million for the six months ended June 30, 2018, representing a decrease of $2.8 million, or 48%.

Corporate and Other operating loss for the second quarter of 2019 was $26.3 million compared to $21.7 million for the second quarter of 2018. The increase in the loss was primarily due to higher transaction-related costs. Corporate and Other Adjusted EBITDA for the second quarter of 2019 represented a loss of $13.5 million compared to a loss of $13.0 million for the second quarter of 2018.

For the six months ended June 30, 2019, Corporate and Other operating loss was $51.5 million compared to $46.3 million for the six months ended June 30, 2018. Corporate and Other Adjusted EBITDA for the six months ended June 30, 2019 represented a loss of $27.8 million compared to a loss of $28.2 million for the six months ended June 30, 2018.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On August 1, 2019, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on September 3, 2019 to holders of record of the Company’s common stock and warrants as of the close of business on August 19, 2019. However, in the event the Nexstar Merger (as defined and described below) closes prior to the close of business on August 19, 2019, holders of the Company’s common stock and warrants will not be entitled to this dividend. Future dividends will be subject to the discretion of the Company’s Board and the terms of the agreement and plan of merger between the Company and Nexstar Media Group, Inc. (“Nexstar”) dated November 30, 2018 (the “Nexstar Merger Agreement”), which limits the Company’s ability to pay dividends, except for the payment of quarterly cash dividends not to exceed $0.25 per share consistent with record and payment dates in 2018.

RECENT DEVELOPMENTS

Nexstar Acquisition

On November 30, 2018, the Company entered into the Nexstar Merger Agreement with Nexstar and Titan Merger Sub, Inc. (the “Nexstar Merger Sub”) providing for the acquisition by Nexstar of all of the outstanding shares of the Company’s Class A common stock and Class B common stock, by means of a merger of Nexstar Merger Sub with and into Tribune Media Company, with the Company surviving the merger as a wholly-owned subsidiary of Nexstar (the “Nexstar Merger”).

The applications for Federal Communications Commission (the “FCC”) approval (the “Merger Applications”) were filed on January 7, 2019. On February 14, 2019, the FCC issued a public notice of filing of the Merger Applications which set deadlines for petitions to deny the applications, oppositions to petitions to deny and replies to oppositions to petitions to deny.

On February 7, 2019, the Company received a request for additional information and documentary material, often referred to as a “second request,” from the United States Department of Justice (the “DOJ”) in connection with the Nexstar Merger Agreement. The second request was issued under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Nexstar received a substantively identical request for additional information and documentary material from the DOJ in connection with the transactions contemplated by the Nexstar Merger Agreement. Consummation of the transactions contemplated by the Nexstar Merger Agreement is conditioned on expiration of the waiting period applicable under the HSR Act, among other conditions. Issuance of the second request extends the waiting period under the HSR Act until 30 days after Nexstar and the Company have substantially complied with the second request, unless the waiting period is terminated earlier by the DOJ or the parties voluntarily extend the time for closing.

On July 31, 2019, the DOJ and the States and Commonwealths of Illinois, Pennsylvania and Virginia filed a complaint and proposed settlement in the U.S. District Court for the District of Columbia by requiring Nexstar and the Company to divest broadcast television stations in 13 Designated Market Areas as a condition of closing the Nexstar Merger. This proposed settlement allows the Nexstar Merger to proceed once the court has signed the Hold Separate Stipulation and Order, subject to the closing conditions contained in the Nexstar Merger Agreement, including approval by the FCC.

On March 12, 2019, holders of a majority of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, voting as a single class, voted on and approved the Nexstar Merger Agreement at a duly called special meeting of Tribune Media Company shareholders.

On March 20, 2019, in connection with its divestiture obligations under the Nexstar Merger Agreement, Nexstar entered into definitive asset purchase agreements with TEGNA Inc. (“TEGNA”) and The E.W. Scripps Company (“Scripps”) to sell a total of 19 stations (including 10 Tribune Media Company-owned stations, as well as 3 stations to which the Company provides certain services (WTKR-TV, Norfolk, VA, WGNT-TV, Portsmouth, VA and WNEP-TV, Scranton, PA, collectively, the “Dreamcatcher Stations”)) in 15 markets to TEGNA and Scripps following the completion of the Nexstar Merger (the “Nexstar Transactions”). Additionally, on April 8, 2019, Nexstar entered into a definitive agreement with Circle City Broadcasting I, Inc. (“CCB”) to sell 2 Nexstar stations to CCB following the completion of the Nexstar Merger. The consummation of each transaction is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the closing of the transactions contemplated by the Nexstar Merger Agreement, (ii) the receipt of approval from the FCC and the DOJ and the expiration or termination of any waiting period applicable to such transaction under the HSR Act and (iii) the absence of certain legal impediments to the consummation of such transaction. On April 15, 2019, the Federal Trade Commission issued an early termination notice with respect to the waiting period applicable under the HSR Act in connection with the transaction with Scripps.

On April 2, 2019, the Company exercised an option with Dreamcatcher Broadcasting LLC to repurchase the Dreamcatcher Stations, to be consummated substantially concurrent with the closing of the Nexstar Merger (the “Dreamcatcher Repurchase”). Following the consummation of the Dreamcatcher Repurchase, the Dreamcatcher Stations are expected to be sold to TEGNA and Scripps in connection with the Nexstar Merger. In the event the Company is unable to consummate the Nexstar Merger, the Company may rescind its option to repurchase the Dreamcatcher stations.

Applications seeking FCC consent to station divestitures necessary to obtain the FCC Approval (the “Divestiture Applications”) were filed on April 3, 2019, April 8, 2019, April 10, 2019 and April 16, 2019. On April 26, 2019, the FCC issued a public notice of the filing of the Divestiture Applications which set deadlines for petitions to deny the applications, oppositions to petitions to deny and replies to oppositions to petitions to deny.

On August 2, 2019, the Company caused to be delivered to the holders of its 5.875% Senior Notes Due 2022 (the “Notes”) a conditional notice of redemption (the “Initial Notice”) relating to the full redemption of all $1.1 billion of issued and outstanding Notes (the “Redemption”) on August 12, 2019 (as delayed in the Company’s discretion, the “Redemption Date”), pursuant to Section 5.2 of the Indenture, dated as of June 24, 2015 (as amended, supplemented or otherwise modified to date, the “Indenture”), among the Company, each of the subsidiary guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee. On August 8, 2019, the Company caused to be delivered to the holders of the Notes a supplemental conditional notice of redemption (the “Supplemental Notice”, and the Initial Notice as supplemented by the Supplemental Notice, the “Notice”) in order to delay the Redemption of the Notes to August 15, 2019. The redemption price for the Notes is equal to the sum of 101.469% of the principle amount of the Notes, plus accrued and unpaid interest, if any, on the Notes to (but not including) the Redemption Date (the “Redemption Price”).

The Company’s obligation to pay the Redemption Price on the Redemption Date is conditioned upon the consummation of the Nexstar Merger (the “Condition”). In the Company’s discretion, the Redemption Date may be delayed until such time as the Condition is satisfied (or waived by the Company in its sole discretion). In the Company’s discretion, the Redemption may not occur and the Notice may be rescinded in the event that the Condition is not satisfied (or waived by the Company in its sole discretion) by the Redemption Date or by the Redemption Date so delayed. The closing of the Nexstar Merger is subject to a number of conditions. As a result, there can be no assurance that the Redemption will occur on the Redemption Date or at all.

In light of the Company’s previously announced proposed transaction with Nexstar, Tribune Media is not providing financial guidance for the full year 2019 in this release, nor is the Company conducting a conference call regarding its second quarter 2019 financial results.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 49 million households, national entertainment cable network WGN America, whose reach is more than 75 million households, Tribune Studios, and a variety of digital applications and websites commanding 49 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV, and Covers Media Group, an unrivaled source of online sports betting information. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

INVESTOR/MEDIA CONTACT:

Gary Weitman

SVP/Corporate Relations

(312) 222-3394

gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. Adjusted EPS is calculated based on income (loss) before investment transactions, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) before income taxes, investment transactions, interest income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate, gain on sales of spectrum and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, the anticipated merger with Nexstar and the related regulatory process, our real estate monetization strategy, our costs savings initiatives, expectations regarding advertising revenues, the conditions in our industry, our operations, our economic performance and financial condition and the timing and payment of any dividends on our common stock. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements; risks associated with the ability to consummate the Nexstar Merger and the timing of the closing of the Nexstar Merger, the occurrence of any event, change or other circumstances that could give rise to the termination of the Nexstar Merger Agreement; the risk that the regulatory approvals for the proposed Nexstar Merger may be delayed, not be obtained or may be obtained subject to conditions that are not anticipated; risks related to the disruption of management time from ongoing business operations due to the pending Nexstar Merger and the restrictions imposed on the Company’s operations under the terms of the Nexstar Merger Agreement; uncertainty associated with the effect of the announcement of the Nexstar Merger on our ability to retain and hire key personnel, on our ability to maintain relationships with advertisers and customers and on our operating results and businesses generally; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technological changes; availability; volatility, and cost of quality network, syndicated and sports programming affecting our television ratings; conduct and changing circumstances related to third-party relationships on which we rely for our business;

the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements, or resolve disputes, with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; the potential impact of the modifications to the spectrum on the operation of our television stations and the costs, terms and restrictions associated with such actions; the incurrence of costs to address contamination issues at physical sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits, including proceedings that may relate to our entry into the Nexstar Merger Agreement; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy future pension and other postretirement employee benefit obligations; the effect of labor strikes, lock-outs and labor negotiations; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; consolidation in the broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; the factors discussed under the heading “Risk Factors” of the Company’s filings with the SEC; and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating Revenues
Television and Entertainment	$482,557	$486,417	$935,984	$927,119
Other	1,479	2,941	3,040	5,874

Total operating revenues	484,036	489,358	939,024	932,993

Operating Expenses
Programming	134,083	111,635	253,970	212,376
Direct operating expenses	98,087	98,817	197,250	200,205
Selling, general and administrative	129,700	125,878	262,962	257,834
Depreciation	13,867	13,281	26,819	27,056
Amortization	35,018	41,681	70,039	83,368
Gain on sales of spectrum	—	—	—	(133,197)

Total operating expenses	410,755	391,292	811,040	647,642

Operating Profit	73,281	98,066	127,984	285,351
Income on equity investments, net	46,527	52,568	92,212	91,705
Interest income	7,726	2,336	13,973	4,234
Interest expense	(43,777)	(41,990)	(87,392)	(82,621)
Pension and other postretirement periodic benefit credit, net	4,524	6,985	9,154	14,069
Gain on investment transactions	—	—	86,272	3,888
Other non-operating gain (loss), net	80	(26)	(1,543)	91
Reorganization items, net	(876)	(685)	(2,194)	(1,578)

Income Before Income Taxes	87,485	117,254	238,466	315,139
Income tax expense	23,835	32,816	61,612	89,518

Net Income	$63,650	$84,438	$176,854	$225,621
Net loss attributable to noncontrolling interests	7	4	11	10

Net Income attributable to Tribune Media Company	$63,657	$84,442	$176,865	$225,631

Net Earnings Per Common Share Attributable to Tribune Media Company:
Basic	$0.72	$0.96	$2.01	$2.58
Diluted	$0.71	$0.96	$1.98	$2.55

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$1,314,108	$1,063,041
Restricted cash and cash equivalents	16,607	16,607
Accounts receivable (net of allowances of $3,662 and $4,461)	421,309	416,938
Broadcast rights	72,598	98,269
Income taxes receivable	17,607	23,922
Prepaid expenses	27,009	19,444
Other	8,865	7,509

Total current assets	1,878,103	1,645,730

Properties
Property, plant and equipment	646,743	687,377
Accumulated depreciation	(285,262)	(266,078)

Net properties	361,481	421,299

Other Assets
Broadcast rights	70,027	95,876
Operating lease right-of-use assets	196,408	—
Goodwill	3,228,547	3,228,601
Other intangible assets, net	1,370,614	1,442,456
Assets held for sale	62,789	—
Investments	1,154,700	1,264,437
Other	140,111	152,992

Total other assets	6,223,196	6,184,362

Total Assets	$8,462,780	$8,251,391

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2019	December 31, 2018
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$42,502	$44,897
Income taxes payable	55,509	9,973
Employee compensation and benefits	57,360	79,482
Contracts payable for broadcast rights	212,046	232,687
Deferred revenue	13,867	12,508
Interest payable	30,652	30,086
Operating lease liabilities	19,904	—
Other	53,876	42,160

Total current liabilities	485,716	451,793

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $25,995 and $29,434)	2,929,522	2,926,083
Deferred income taxes	516,216	573,924
Contracts payable for broadcast rights	171,143	233,275
Pension obligations, net	374,964	380,322
Postretirement, medical, life and other benefits	8,452	8,298
Operating lease liabilities	192,378	—
Other obligations	117,872	154,599

Total non-current liabilities	4,310,547	4,276,501

Total Liabilities	4,796,263	4,728,294

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at June 30, 2019 and at December 31, 2018	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 102,498,285 shares issued and 88,396,100 shares outstanding at June 30, 2019 and 101,790,837 shares issued and 87,688,652 shares outstanding at December 31, 2018	102	102
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,557 shares at June 30, 2019 and December 31, 2018	—	—
Treasury stock, at cost: 14,102,185 shares at June 30, 2019 and December 31, 2018	(632,194)	(632,194)
Additional paid-in-capital	4,045,530	4,031,233
Retained earnings	368,621	223,734
Accumulated other comprehensive loss	(120,965)	(104,967)

Total Tribune Media Company shareholders’ equity	3,661,094	3,517,908
Noncontrolling interests	5,423	5,189

Total shareholders’ equity	3,666,517	3,523,097

Total Liabilities and Shareholders’ Equity	$8,462,780	$8,251,391

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
Operating Activities
Net income	$176,854	$225,621
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	10,920	10,511
Pension credit and contributions	(8,661)	(38,027)
Depreciation	26,819	27,056
Amortization of other intangible assets	70,039	83,368
Income on equity investments, net	(92,212)	(91,705)
Distributions from equity investments	181,461	158,926
Amortization of debt issuance costs and original issue discount	3,688	3,718
Gain on sales of spectrum	—	(133,197)
Gain on investment transactions	(86,272)	(3,888)
Spectrum repack reimbursements	(5,947)	(1,698)
Other non-operating loss (gain), net	846	(91)
Changes in working capital items:
Accounts receivable, net	(4,910)	12,917
Prepaid expenses and other current assets	(8,327)	(16,825)
Accounts payable	1,267	(1,857)
Employee compensation and benefits, accrued expenses and other current liabilities	(21,461)	(13,993)
Deferred revenue	1,359	2,801
Income taxes	51,853	7,271
Change in broadcast rights, net of liabilities	(31,253)	(28,612)
Deferred income taxes	(56,631)	17,405
Other, net	831	1,240

Net cash provided by operating activities	210,263	220,941

Investing Activities
Capital expenditures	(30,607)	(24,947)
Spectrum repack reimbursements	5,947	1,698
Proceeds from the sales of investments	107,547	3,890
Other, net	(919)	1,615

Net cash provided by (used in) investing activities	81,968	(17,744)

Financing Activities
Payments of dividends	(44,175)	(43,847)
Tax withholdings related to net share settlements of share-based awards	(8,630)	(5,723)
Proceeds from stock option exercises	11,396	581
Contribution from/(distributions to) noncontrolling interests	245	(2)

Net cash used in financing activities	(41,164)	(48,991)

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
Net Increase in Cash, Cash Equivalents and Restricted Cash	251,067	154,206
Cash, cash equivalents and restricted cash, beginning of period	1,079,648	691,251

Cash, cash equivalents and restricted cash, end of period	$1,330,715	$845,457

Cash, Cash Equivalents and Restricted Cash are Comprised of:
Cash and cash equivalents	$1,314,108	$828,850
Restricted cash and cash equivalents	16,607	16,607

Total cash, cash equivalents and restricted cash	$1,330,715	$845,457

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$83,075	$79,027
Income taxes, net	$65,347	$64,294

TRIBUNE MEDIA COMPANY—CONSOLIDATED

RECONCILIATION OF CONSOLIDATED ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenue	$484,036	$489,358	$939,024	$932,993

Net Income attributable to Tribune Media Company	$63,657	$84,442	$176,865	$225,631
Net loss attributable to noncontrolling interests	7	4	11	10

Net Income	63,650	84,438	176,854	225,621
Income tax expense	23,835	32,816	61,612	89,518
Reorganization items, net	876	685	2,194	1,578
Other non-operating (gain) loss, net	(80)	26	1,543	(91)
Gain on investment transactions	—	—	(86,272)	(3,888)
Pension and other postretirement periodic benefit credit, net	(4,524)	(6,985)	(9,154)	(14,069)
Interest expense	43,777	41,990	87,392	82,621
Interest income	(7,726)	(2,336)	(13,973)	(4,234)
Income on equity investments, net	(46,527)	(52,568)	(92,212)	(91,705)

Operating Profit	$73,281	$98,066	$127,984	$285,351
Depreciation	13,867	13,281	26,819	27,056
Amortization	35,018	41,681	70,039	83,368
Stock-based compensation	5,502	5,397	10,920	10,511
Severance and related charges	77	169	597	(735)
Transaction-related costs	8,501	4,600	14,880	9,965
Gain on sales of spectrum	—	—	—	(133,197)
Spectrum repack reimbursements	(2,274)	(1,612)	(5,947)	(1,698)
Pension expense	203	174	416	467
Other	1,206	(962)	2,142	(364)

Adjusted EBITDA	$135,381	$160,794	$247,850	$280,724

TRIBUNE MEDIA COMPANY—TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Advertising	$298,899	$311,431	$568,788	$581,870
Retransmission revenues	132,342	117,185	265,202	235,327
Carriage fees	40,771	40,815	81,910	82,477
Other	10,545	16,986	20,084	27,445

Total Revenues	$482,557	$486,417	$935,984	$927,119

Operating Profit	$99,603	$119,767	$179,528	$331,619
Depreciation	12,064	10,941	23,126	21,811
Amortization	35,018	41,681	70,039	83,368
Stock-based compensation	3,929	3,900	7,800	7,691
Severance and related charges	77	169	611	(114)
Transaction-related costs	27	12	67	12
Gain on sales of spectrum	—	—	—	(133,197)
Spectrum repack reimbursements	(2,274)	(1,612)	(5,947)	(1,698)
Other	403	(1,098)	403	(572)

Adjusted EBITDA	$148,847	$173,760	$275,627	$308,920

Broadcast rights—Amortization	$127,414	$103,896	$239,432	$196,178
Broadcast rights—Cash Payments	(142,815)	(117,603)	(273,773)	(228,503)

Broadcast Cash Flow	$133,446	$160,053	$241,286	$276,595

TRIBUNE MEDIA COMPANY—CORPORATE AND OTHER

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Total Revenues	$1,479	$2,941	$3,040	$5,874

Operating Loss	$(26,322)	$(21,701)	$(51,544)	$(46,268)
Depreciation	1,803	2,340	3,693	5,245
Stock-based compensation	1,573	1,497	3,120	2,820
Severance and related charges	—	—	(14)	(621)
Transaction-related costs	8,474	4,588	14,813	9,953
Pension expense	203	174	416	467
Other	803	136	1,739	208

Adjusted EBITDA	$(13,466)	$(12,966)	$(27,777)	$(28,196)

TRIBUNE MEDIA COMPANY—CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2019			June 30, 2018
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$0.71			$0.96
Reorganization items, net	876	876	0.01	685	685	0.01
Other non-operating (gain) loss, net	(80)	(58)	(0.00)	26	19	0.00
Severance and related charges	77	57	0.00	169	125	0.00
Transaction-related costs	8,501	6,525	0.07	4,600	3,987	0.05
Spectrum repack reimbursements	(2,274)	(1,689)	(0.02)	(1,612)	(1,197)	(0.01)
Other	1,206	895	0.01	(962)	(707)	(0.01)

Adjusted EPS (1)			$0.79			$0.99

	Six Months Ended
	June 30, 2019			June 30, 2018
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$1.98			$2.55
Reorganization items, net	2,194	2,194	0.02	1,578	1,578	0.02
Other non-operating loss (gain), net	1,543	1,138	0.01	(91)	(66)	(0.00)
Gain on investment transactions	(86,272)	(66,039)	(0.74)	(3,888)	(2,823)	(0.03)
Severance and related charges	597	443	0.00	(735)	(546)	(0.01)
Transaction-related costs	14,880	11,628	0.13	9,965	8,840	0.10
Gain on sales of spectrum	—	—	—	(133,197)	(98,899)	(1.12)
Spectrum repack reimbursements	(5,947)	(4,416)	(0.05)	(1,698)	(1,261)	(0.01)
Other	2,142	1,591	0.02	(364)	(281)	(0.00)

Adjusted EPS (1)			$1.38			$1.50

(1) Adjusted EPS totals may not foot due to rounding.